09/14/2007">

As filed with the Securities and Exchange Commission on September 14, 2007.

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

Delaware	54-1521616
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

516 Herndon Parkway, Suite A, Herndon, Virginia 20170

 (Address of Principal Executive Offices)

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Consulting Agreement By and Between Registrant

and Medical Imaging Informatics

 (Full Title of Plan)

Michael W. Trudnak, Chairman and Chief Executive Officer

Guardian Technologies International, Inc.

516 Herndon Parkway, Suite A

Herndon, Virginia  20170

(Name and Address of Agent for Service)

Copies to:

Neil R.E. Carr, Esq.

Babirak, Vangellow & Carr, P.C.

1920 L Street, N.W., Suite 525

Washington, D.C.  20036

Telephone: (202) 467-0916; Facsimile: (202) 318-4486

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.001 par value	39,604 (2)	$0.705	$27,920.82	$0.86
Total Registration Fee:				$0.86

(1)

Calculated in accordance with Rule 457(h) under the Securities Act on the basis of the average of the bid and asked prices on September 12, 2007, as reported by the OTC Bulletin Board.

(2)

Represents shares of common stock of the Registrant issuable to Dr. H.K. Huang pursuant to a consulting agreement between the Registrant and Medical Imaging Informatics upon the effectiveness of this registration statement.

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) relates to 39,604 shares of common stock, $.001 par value per share (“Common Stock”), of Guardian Technologies International, Inc., a Delaware corporation (the “Company” or the “Registrant”), issuable pursuant to the terms of a consulting agreement, dated July 19, 2007, between the Company and Medical Imaging Informatics.  Pursuant to the terms of such consulting agreement, the Company has agreed to issue to Dr. H.K. Huang 39,604 shares of Common Stock for the performance of certain consulting services in connection with, among other things, the development of the Company’s computer-aided display, identification and diagnosis applications.  The shares of Common Stock will be issued upon the effectiveness of this Registration Statement as provided in the consulting agreement attached hereto as Exhibit 10.1.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.

The documents containing the information specified by Part I of the Form S-8 Registration Statement to be contained in the Section 10(a) prospectus are omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  The documents containing the information specified by Part I of the Form S-8 Registration Statement and the documents incorporated by reference in this Registration Statement pursuant to Part II, Item 3 hereof, taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information.

The Company will provide Dr. Huang with a written statement advising him of the availability, without charge, upon written or oral request, of the documents incorporated herein by reference thereto in Part II, Item 3 hereof.   The written statement to Dr. Huang will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which such request may be directed.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.

Incorporation of Certain Documents by Reference.

The following documents, and any amendments thereto, filed by the Company with the Securities and Exchange Commission (“SEC”) are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of filing such documents (except for the portions of the Company’s Current Reports on Form 8-K that are deemed furnished and not filed).

(a)

The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed March 29, 2007 (File No. 0-28238).

(b)

The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed May 18, 2007 (File No. 0-28238).

(c)

The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed August 17, 2007 (File No. 0-28238).

(d)

The Company’s Current Report on Form 8-K, filed April 13, 2007 (File No. 0-28238).

(e)

The Company’s Current Report on Form 8-K/A, filed May 4, 2007 (File No. 0-28238).

(f)

The Company’s Current Report on Form 8-K, filed July 12, 2007 (File No. 0-28238).

(g)

The Company’s Current Report on Form 8-K, filed July 24, 2007 (File No. 0-28238).

(h)

The Company’s Current Report on Form 8-K, filed August 17, 2007 (File No. 0-28238).

(i)

The Company’s Current Report on Form 8-K, filed September 12, 2007 (File No. 0-28238).

(j)

Description of the Company’s Common Stock contained in Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-1, filed April 9, 2007 (File No. 333-139591).

(k)

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which de-registers all securities then remaining unsold.

Any statement contained herein or in any document or filing incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or filing which also is deemed to be incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

None.

Item 6.

Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") makes provision for the indemnification of officers  and  directors of corporations  in  terms  sufficiently broad  to  indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.   Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director  of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation  or  its stockholders, (ii) for acts or omissions not in good faith or which  involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any  transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that we shall indemnify our directors and officers to the fullest extent provided by law.

Article VIII, Section 1 of our By-Laws provides that we are to indemnify each director and any officer or other person that our board of directors shall designate from time to time who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of a nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Article VIII, Section 2 of our By-Laws provides that we shall indemnify each director and any officer or other person that the board of directors shall designate from time to time who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that he is or was a director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article VIII, Section 3 of our By-Laws provides that any indemnification under Article VIII (unless ordered by a court) shall be made by us only as authorized in the specific case upon a determination that indemnification of the director, officer or other person is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or Section 2 of Article VIII, as the case may be.  Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.  To the extent, however, that a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therein without the necessity of authorization in the specific case. A person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or, with respect to criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on our records or books of account or of another enterprise, or on information supplied to him by our officers or another enterprise in the course of their duties, or on the advice of our legal counsel or of another enterprise or on information or records given or reports made to us or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by us or another enterprise.  The term “another enterprise” means any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at our request as a director, officer, employee or agent.

Article VIII, Section 5 of our By-Laws provides that, notwithstanding any contrary determination in the specific case under Section 3 of Article VIII, and notwithstanding the absence of any determination, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 and Section 2 of Article VIII.  The basis of such indemnification shall be a determination by the court that indemnification of the director or officer is proper in the circumstances because he has met the applicable standards set forth in Section 1 or Section 2 of Article VIII, as the case may be.  Neither a contrary determination in the specific case under Section 3 of Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct.  Notice of any application for indemnification pursuant to this Section 5 of Article VIII shall be given to us promptly upon the filing of such application.  If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Our By-Laws empower us to purchase and maintain insurance on behalf of our directors and officers.

We maintain a “claims made” officers’ and directors’ liability insurance policy with coverage limits of $5,000,000 and a maximum $200,000 deductible amount for each claim.  We pay the entire premiums under this policy.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

3.1

Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003, filed April 15, 2004 (File No. 0-28238).

3.2

Articles of Amendment to Certificate of Incorporation, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003, filed April 15, 2004.

3.3

Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed August 15, 2003 (File No. 0-28238).

3.4

Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed August 15, 2003 (File No. 0-28238).

3.5

Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock, incorporated herein by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, filed November 14, 2003 (File No. 0-28238).

3.6

Certificate of Amendment to Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, filed November 14, 2003 (File No. 0-28238).

3.7

Certificate of Amendment to Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock, incorporated herein by reference to Exhibit 3.7 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004, filed May 13, 2005 (File No. 0-28238).

3.8

By-Laws of the Registrant, incorporated herein by reference to Exhibit 3.7 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003, filed April 15, 2004 (File No. 0-28238).

4.1

Form of Common Stock Certificate, incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2, filed March 22, 1996 (File No. 333-2712-NY).

5.1

Opinion regarding legality, filed herewith.

10.1

Consulting Agreement, dated July 19, 2007, between the Registrant and Medical Imaging Informatics, filed herewith.

23.1

Consent of Goodman & Company, LLP, filed herewith.

23.2

Consent of counsel, included in Exhibit 5.1.

Item 9.

Undertakings.

The undersigned Registrant hereby undertakes that it will:

(a)

Rule 415 Offering.  The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)

Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, Commonwealth of Virginia, on this 13th day of September, 2007.

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
By:	/s/ Michael W. Trudnak Michael W. Trudnak
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of Guardian Technologies International, Inc., a Delaware corporation, do hereby constitute and appoint Michael W. Trudnak and William J. Donovan, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Guardian Technologies International, Inc., to comply with the Securities Act of 1933, as amended, and any rules and regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 14th day of September, 2007.

Signature	Title
/s/ Michael W. Trudnak Michael W. Trudnak	Chairman of the Board, Chief Executive Officer, Treasurer, Secretary and Director (Principal Executive Officer)
/s/ William J. Donovan William J. Donovan	President, Chief Operating Officer and Director
/s/ Gregory E. Hare Gregory E. Hare	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)
/s/ Sean W. Kennedy Sean W. Kennedy	Director
/s/ Charles T. Nash

Charles T. Nash	Director
/s/Ronald R. Polillo Ronald R. Polillo	Director
Michael R. Mace	Director

28303005.133